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                                                           EXHIBIT NO. EX-99.h.4

                               EXPENSE WAIVER AND
                              ASSUMPTION AGREEMENT


         AGREEMENT made this 27th day of July 2001, between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Trust"), on behalf of certain series of the Trust, as listed on Schedule A of this Agreement (each a "Series" and together, the "Series"), and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation ("DFA").

         WHEREAS, DFA has entered into Investment Management Agreements with the Trust, pursuant to which DFA manages the investment and reinvestment of the assets of the master funds in which the Series invest, and for which DFA is compensated based on the average net assets of such master funds, a portion of which such compensation is paid by the Series as a consequence of their investments in the master funds; and

         WHEREAS, the Trust and DFA have determined that it is appropriate and in the best interests of each Series and its shareholders to limit the expenses of those Series of the Trust as listed on Schedule A of this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EXPENSE WAIVER AND ASSUMPTION BY DFA. DFA agrees to reduce all or a portion of its fees for each Series listed on Schedule A, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Series, such waiver and assumption of expenses as detailed on Schedule A of this Agreement, to the extent necessary to limit the annualized expenses of each Series to the rates reflected in Schedule A of this Agreement for each Series ("Annualized Expense Ratio").

         2. DUTY TO REIMBURSE DFA. If at any time, a Series' annualized expenses are less than the Annualized Expense Ratio listed on Schedule A of this Agreement, the Trust, on behalf of a Series, shall reimburse DFA for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Series' Annualized Expense Ratio to exceed the limit on Schedule A of this Agreement. There shall be no obligation of the Trust, on behalf of a Series, to reimburse DFA for waived fees or expenses that were assumed by DFA more than thirty-six months prior to the date of any such reimbursement.

         3. ASSIGNMENT. No assignment of this Agreement shall be made by DFA without the prior consent of the Trust.

         4. DURATION AND TERMINATION. This Agreement shall continue in effect for a Series for a period of one year from the date of its effectiveness for that Series, and shall continue in effect from year to year thereafter for each Series, unless and until the Fund or DFA notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for a Series, of its intention to terminate the Agreement for a Series. This Agreement shall automatically terminate, with respect to a Series, upon the termination of the investment of such Series in the master funds managed by DFA.

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         5. EFFECTIVE DATES. This Agreement shall become effective for each
            Series on the dates listed below:

                               PORTFOLIO                         EFFECTIVE DATE

            The Global Value Series                              April 1, 2002
            The Global Large Company Series                      April 1, 2002
            The Global Small Company Series                      April 1, 2002


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


DFA INVESTMENT TRUST COMPANY                DIMENSIONAL FUND ADVISORS INC.


By:    /s/ Michael T. Scardina               By:    /s/ Catherine L. Newell
       ---------------------------                  ----------------------------


Name:  Michael J. Scardina                   Name:  Catherine L. Newell
       ---------------------------                  ----------------------------


Title: V.P. and CFO                          Title: Vice President and Secretary
       --------------------------                   ----------------------------

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                                   SCHEDULE A

                                                 ANNUALIZED EXPENSE RATIO
                 SERIES                  (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                 ------                  ---------------------------------------

THE GLOBAL VALUE SERIES                                     0.375% *
THE GLOBAL LARGE COMPANY SERIES                             0.25  % *
THE GLOBAL SMALL COMPANY SERIES                             0.375% *

* FOR EACH OF THESE SERIES, DFA HAS AGREED TO WAIVE ITS FEES AND TO ASSUME THE SERIES' EXPENSES (INCLUDING THE EXPENSES THE SERIES BEARS AS A SHAREHOLDER OF ITS MASTER FUNDS) TO THE EXTENT NECESSARY TO LIMIT THE SERIES' EXPENSES TO THE RATE LISTED ABOVE FOR SUCH SERIES.


DATED:     JULY 27, 2001

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